UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2011

GLOBAL GSM SOLUTIONS INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-165929
(Commission File Number)

98-0642269
(IRS Employer Identification No.)

204 W. Spear Street, Carson City, NV, 89703
(Address of principal executive offices and Zip Code)

(775) 636-6986
(registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Principal Officers; Appointment of Principal Officers; Appointment of Certain Officers; Election of Directors

On April 1, 2011, Global GSM Solutions Inc., (“we”, “us”, “our”) received a resignation from Gennady Fedosov as our President, CEO, CFO, Principal Accounting Officer, Secretary, Treasurer and director. Mr. Fedosov’s resignation was not due to any disagreement with us.

Also on April 1, 2011, we received a consent to act from Mr. Geoffrey Dart. Mr. Dart was consequently appointed as our President, CEO, CFO, Principal Accounting Officer, Secretary, Treasurer to fill the vacancy created by Mr. Fedosov’s resignation.

Geoffrey Dart – Director

Mr. Dart, 64 years old, has been a merchant banker for the past 33 years. Mr. Dart has extensive international banking experience and has been involved in many mergers and acquisitions in the international marketplace, focusing on Asia, Europe and America. Since 1990 Mr. Dart has served as Chairman and director of Harrell Hospitality Group Inc., a hotel investment and management company. Based in Dallas, Texas this company specialises in the management and value enhancement of hotels. From 2006 to 2010, Mr. Dart was also the executive chairman of Hayward Tyler Ltd., which develops, manufactures, supplies and services high end pumps and motors for use in the oil & gas industry. Mr. Dart’s role with the company was to oversee its turn around, with special emphasis on China where the company has been established for over 25 years. From 1997 to 2010 Mr. Dart was also the executive chairman and director of First Merchant Capital Limited, a London based private boutique Merchant Bank, principally involved in merchant banking opportunities and property related activities.

We appointed Mr. Dart to our board of directors as well as our President and CEO, due to his experience in merchant banking and successful business ventures.

Our board of directors now consists solely of Geoffrey Dart. There have been no transactions between our company and Mr. Dart since our last fiscal year which would be required to be reported herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL GSM SOLUTIONS INC.

/s/ Geoffrey Dart
Geoffrey Dart
President, CEO, CFO and Director

Date: April 6, 2011